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                                  EXHIBIT 21

                        Subsidiaries of the Registrant

Parent

Ramapo Financial Corporation

                                                State or Other
                                                Jurisdiction of       Percentage
Subsidiaries (1)                                Incorporation         Ownership
----------------                                -------------         ---------

The Ramapo Bank (2)                              New Jersey             100%
RFC High Ridge, Inc.                             New Jersey             100%
RFC Harmony Park, Inc.                           New Jersey             100%
RFC CKN, Inc.                                    New Jersey             100%
RFC National, Inc.                               New Jersey             100%
RFC Center Plaza, Inc.                           New Jersey             100%
RFC High Debi Hills, Inc.                        New Jersey             100%
RFC Jefferson, Inc.                              New Jersey             100%
RFC Deer Trail Development, Inc.                 New Jersey             100%
Ramapo Investment Corporation                    New Jersey             100%
Bancorps' International Trading Corporation (2)  New Jersey            33.3%

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(1) Except for Bancorps' International Trading Corporation, which is accounted for using the equity method of accounting, the assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements contained in Item 8 hereof. Unless otherwise indicated, all subsidiaries are subsidiaries of the Bank.

(2) Subsidiary of the Corporation.


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